EXHIBIT 3.02

Effective as of January 26, 2016

AMENDED AND RESTATED

BY-LAWS

OF

PRAXAIR, INC.

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), for the purpose of electing directors of the Board (each, a “Director”) and for the transaction of such other business as may be properly brought before the meeting.

SECTION 2. Special Meetings.

(a) Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors may designate in accordance with this Section 2. Special meetings of stockholders may be called by, but only by, (i) the Board of Directors at any time pursuant to a resolution approved by a majority of the entire Board of Directors or (ii) solely to the extent required by Section 2(b), the Secretary of the Corporation.

(b) A special meeting of the stockholders shall be called by the Secretary upon the written request of the holders of record of not less than twenty-five percent (25%) of the voting power of all outstanding shares of common stock of the Corporation (the “Requisite Percent”) that have owned such shares, of record or beneficially, continuously for a period of at least one year, subject to the following:

(1) In order for a special meeting upon stockholder request (a “Stockholder Requested Special Meeting”) to be called by the Secretary, a written request for a special meeting (the “Special Meeting Request”) stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of common stock of the Corporation (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Corporation and must set forth:

(i) in the case of any Director nominations proposed to be presented at such Stockholder Requested Special Meeting, the information required by the first paragraph of Section D of Article V of the Amended and Restated Certificate of Incorporation;

(ii) in the case of any matter (other than a Director nomination) proposed to be conducted at such Stockholder Requested Special Meeting, the information required by the first paragraph of Section B of Article VI of the Amended and Restated Certificate of Incorporation; and

(iii) an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any disposition prior to the record date for the Stockholder Requested Special Meeting of common stock of the Corporation owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached.

The Corporation will provide the requesting stockholder(s) with notice of the record date for the determination of stockholders entitled to vote at the Stockholder Requested Special Meeting. Each requesting stockholder is required to update the notice delivered pursuant to this Section not later than ten (10) calendar days after such record date to provide any material changes in the foregoing information as of such record date.

Any requesting stockholder may revoke the Special Meeting Request as it pertains to the stock owned by such stockholder at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, following any such revocations (and any deemed revocations pursuant to clause (iii) above), the non-revoking stockholders are record owners in the aggregate of less than the Requisite Percent, there shall be no requirement to hold a special meeting. The date on which the Special Meeting Request shall have been delivered to the Corporation is referred to herein as the “Request Receipt Date”.

(2) A Special Meeting Request shall not be valid with respect to a requesting stockholder, and such stockholder’s shares of Common Stock shall be disregarded in determining if the Requisite Percent has been reached, unless such stockholder is the holder of record of such shares on the Request Receipt Date and either (a) such stockholder has been the holder of record of such shares continuously for a one-year period prior to the Request Receipt Date or (b) the Special Meeting Request is accompanied by evidence of such stockholder’s continuous beneficial ownership (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such shares for such one-year period from one or more securities intermediaries in a form acceptable to the Board of Directors or its delegee, acting in good faith.

(3) A Special Meeting Request shall not be valid if:

(i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;

(ii) the Request Receipt Date is during the period commencing ninety (90) calendar days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

(iii) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at any meeting of stockholders held within one hundred and twenty (120) calendar days prior to the Request Receipt Date (and for purposes of this clause (iii), the nomination, election or removal of Directors shall be deemed to be a “Similar Item” with respect to all items of business involving the nomination, election or removal of Directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of Directors);

(iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special stockholder meeting that has been called but not yet held or that is called for a date within ninety (90) calendar days of the Request Receipt Date; or

(v) the Special Meeting Request was made in a manner that involved a violation of Section 14A under the Exchange Act or other applicable law.

(4) A Stockholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the Stockholder Requested Special Meeting shall be called for a date not more than ninety (90) calendar days after the Request Receipt Date.

(5) Business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request received from the Requisite Percent of record holders and (ii) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. If none of the stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(6) For the avoidance of doubt, nothing herein shall be deemed to entitle any stockholder to the reimbursement of expenses for soliciting proxies or any other expenses incurred by such stockholder in connection with any stockholder meeting, which expenses shall be borne by such stockholder and not by the Corporation.

SECTION 3. Notice of Meetings. Except as otherwise provided in these By-Laws or by law, a written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) calendar days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting at such stockholder’s address as it appears on the records of the Corporation. The notice shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

SECTION 4. Adjourned Meetings. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted by them at the original meeting. If the adjournment is for more than thirty (30) calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

SECTION 5. Organization. The Chairman shall act as chairman of all meetings of the stockholders. In the absence of the Chairman, the President or, in his or her absence, any Vice Chairman or Vice President designated by the Board of Directors or, in the absence of any such officer, any person designated by the holders of a majority in number of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall act as chairman of the meeting.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. It shall be the duty of the Secretary to prepare and make, at least ten (10) calendar days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held, for the ten (10) calendar days next preceding the meeting, to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, and shall be produced and kept at the time and place of the meeting during the whole time thereof and subject to the inspection of any stockholder who may be present.

SECTION 6. Voting; Required Votes. Except as otherwise provided in the Amended and Restated Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Except as otherwise provided by law or by the Amended and Restated Certificate of Incorporation, each Director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of Directors at which a quorum is present, provided that the Directors shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting (including, without limitation, a special meeting called by the Secretary pursuant to Section 2(b)) at which a quorum is present if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement relating to such meeting (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission (the “SEC”) the number of nominees exceeds the number of Directors to be elected. Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

SECTION 7. Procedure. At each meeting of stockholders, the chairman of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the chairman of the meeting may establish rules, which need not be in writing, to maintain order and safety and for the conduct of the meeting. Without limiting the foregoing, he or she may:

(a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman;

(b) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(c) establish seating arrangements;

(d) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e) make rules governing speeches and debate including time limits and access to microphones.

The chairman of the meeting acts in his or her absolute discretion and his or her rulings are not subject to appeal.

SECTION 8. Inspectors. The Board of Directors by resolution shall, in advance of any meeting of stockholders, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated by the Board as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

SECTION 9. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 9 of Article I, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the names of any person or persons nominated for election, which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 9 of Article I (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder” and each person so nominated, a “Nominee”);

(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii) any statement in support of the Nominee’s (or Nominees’, as applicable) election to the Board of Directors included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement (subject, without limitation, to Section 9(e)(ii) of this Article I), provided that such statement does not exceed five hundred (500) words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Statement”); and

(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee(s), including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 9 of Article I and any solicitation materials or related information with respect to the Nominee(s).

For purposes of this Section 9 of Article I, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 9 of Article I and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of Directors constituting the greater of (A) two (2); and (B) twenty percent (20%) of the total number of Directors of the Corporation serving on the Board on the last day on which a Nomination Notice may be submitted pursuant to this Section

9 of Article I (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting of stockholders shall be reduced by: (1) the number of Nominees that the Board of Directors itself decides to nominate for election at such annual meeting of stockholders; and (2) the number of incumbent Directors who had been Nominees with respect to any of the preceding two (2) annual meetings of stockholders and who have been nominated by the Board of Directors at the upcoming annual meeting of stockholders. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 9(d) of this Article I below but before the date of the applicable annual meeting of stockholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Section 9 of Article I for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the stock ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 9(d) of this Article I, a Nominating Stockholder ceases to satisfy the eligibility requirements in this Section 9 of Article I, as determined by the Board of Directors, or withdraws its nomination or a Nominee ceases to satisfy the eligibility requirements in this Section 9 of Article I, as determined by the Board of Directors, or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the Corporation’s proxy statement for such annual meeting of stockholders, then the nomination shall be disregarded, and the Corporation: (A) shall not be required to include in its proxy statement for such annual meeting of stockholders or on any ballot or form of proxy for such annual meeting of stockholders the disregarded Nominee or any successor or replacement nominee proposed by the applicable Nominating Stockholder or by any other Nominating Stockholder; and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy for such annual meeting of stockholders and will not be voted on at such annual meeting of stockholders.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (A) been a record holder of the shares of the Corporation’s common stock used to satisfy the eligibility requirements in this Section 9(c) of this Article I continuously for the three-year period specified in Subsection (ii) below or (B) provides to the

Secretary of the Corporation, within the time period referred to in Section 9(d) of this Article I, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 9 of this Article I only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of such shares through the date of the Corporation’s applicable annual meeting of stockholders. Two (2) or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer (or by a group of related employers that are under common control) or (C) a “group of investment companies”, as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Board of Directors that demonstrates the satisfaction of any of the foregoing criteria. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 9 of Article I, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 9 of Article I, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the applicable annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group. As used in this Section 9 of Article I, any reference to a “group” or “group of Eligible Holders” refers to any Nominating Stockholder that consists of more than one Eligible Holder and to all the Eligible Holders that make up such Nominating Stockholder.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock calculated as of the most recent date for which the total number of outstanding shares of common stock of the Corporation is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 9 of Article I, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not yet been settled or closed; (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person; or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares; and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on not more than five (5) business days’ notice and continues to hold such shares through the date of such annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest net long position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred and fifty (150) calendar days and no later than the close of business one hundred and twenty (120) calendar days before the anniversary of the date that the Corporation mailed or otherwise distributed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the applicable annual meeting of stockholders is not scheduled to be held within a period that commences thirty (30) calendar days before such anniversary date and ends thirty (30) calendar days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice in the manner provided in this Section 9(d) of Article I must be received not earlier than one hundred and eighty (180) calendar days prior to such annual meeting of stockholders and not later than the close of business on the later of the one hundred and fiftieth (150th) calendar day prior to such annual meeting of stockholders and the tenth (10th) calendar day following the date on which notice of such Other Meeting Date is first publicly announced or disclosed:

(i) a Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii) a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, in the case of a group, each Eligible Holder included in the group):

(A) the information required with respect to the nomination of Directors pursuant to Section D of Article V of the Amended and Restated Certificate of Incorporation;

(B) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if the relationship existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and investing and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D) a representation and warranty that the Nominee’s candidacy or, if elected, membership of the Board of Directors would not violate applicable state or federal law or the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded;

(E) a representation and warranty that the Nominee: (1) does not have any direct or indirect relationship with the Corporation that will cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines or Independence Standards as most recently published on the Corporation’s website and otherwise qualifies as independent under the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded; (2) meets the audit committee independence requirements under the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded; (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision); and (5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 9(c) of this Article I and has provided evidence of ownership to the extent required by Section 9(c)(i) of this Article I;

(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 9(c) of this Article I through the date of the applicable annual meeting of stockholders;

(H) a statement as to the Nominating Stockholder’s intentions with respect to maintaining qualifying ownership of the Minimum Number of shares for at least one (1) year following the applicable annual meeting of stockholders;

(I) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three (3) years preceding the submission of the Nomination Notice;

(J) details of any shares of the Corporation owned by the Nominee that are (1) pledged by the Nominee or otherwise subject to a lien, charge or other encumbrance or (2) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Nominee, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Nominee’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Nominee;

(K) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) under the Exchange Act in support of the election of any individual as a Director at the applicable annual meeting of stockholders, other than its Nominee(s) or any nominee of the Board of Directors;

(L) a representation and warranty that the Nominating Stockholder will not use any proxy card or other form of proxy other than the Corporation’s proxy card or other form of proxy in soliciting stockholders in connection with the election of a Director at the applicable annual meeting of stockholders;

(M) if desired, a Statement; and

(N) in the case of a nomination by a group, the designation by all Eligible Holders included in the group of one such Eligible Holder that is authorized to act on behalf of all Eligible Holders included in the group with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (in the case of a group, including, and binding upon, each Eligible Holder included in the group) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election of a Nominee;

(B) to file with the SEC any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Directors or Director nominees or any Nominee, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of one or more of the Directors, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its respective obligations, agreements or representations under this Section 9 of Article I; and

(E) in the event that (1) any information included in the Nomination Notice or in any other communication by the Nominating Stockholder (including with respect to any Eligible Holder included in a group, any of its Nominees or any of their respective agents or representatives) with the Corporation, its stockholders or any other person in connection with the nomination or election of a Nominee ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading); or (2) the Nominating Stockholder (including any Eligible Holder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 9(c) of this Article I, to promptly (and in any event within forty-eight (48) hours of discovering such misstatement, omission or failure) notify the Corporation and, in the case of clause (1), any other recipient of such communication (together with the information required to correct the misstatement or omission); and

(iv) an executed agreement, in a form deemed satisfactory by the Board of Directors, by the Nominee:

(A) to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B) that the Nominee has read and agrees, if elected, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Ethics and any other Corporation policies and guidelines applicable to Directors; and

(C) that the Nominee is not and will not become a party to (1) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a Director that has not been disclosed to the Corporation; (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation; or (3) any Voting Commitment that could reasonably be expected to limit or interfere with the Nominee’s ability to comply, if elected as a Director, with its fiduciary duties under applicable law.

The information and documents required by this Section 9(d) of Article I to be provided by the Nominating Stockholder shall be: (x) provided with respect to and executed by each Eligible Holder, in the case of information applicable to group members; and (y) provided with respect to the persons specified in Instruction 1 to Item 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or Eligible Holder included in a group that is an entity. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 9(d) of Article I (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 9 of Article I, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A) the Corporation receives a notice, whether or not subsequently withdrawn, pursuant to Section D of Article V of the Amended and Restated Certificate of Incorporation that a stockholder intends to nominate a candidate for Director at the applicable annual meeting of stockholders;

(B) the Nominating Stockholder or the Eligible Holder that is designated to act on behalf of a group of Eligible Holders, as applicable, or any qualified representative thereof, does not appear at the applicable annual meeting of stockholders to present the nomination submitted pursuant to this Section 9 of Article I, the Nominating Stockholder withdraws its nomination or the presiding officer of the meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 9 of Article I and shall therefore be disregarded;

(C) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Amended and Restated Certificate of Incorporation or these By-Laws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the principal national securities exchange on which the Corporation’s shares of common stock are traded;

(D) the Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(E) the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or such Nominee has failed to continue to satisfy the eligibility requirements described in this Section 9 of Article I, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 9 of Article I.

(ii) Notwithstanding anything to the contrary contained in this Section 9 of Article I, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee(s) included in the Nomination Notice, if the Board of Directors determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE II

Board of Directors

SECTION 1. Place of Meeting. The Board of Directors may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as the Board of Directors from time to time shall determine.

SECTION 2. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board from time to time by resolution shall determine. No notice shall be required for any regular meeting of the Board of Directors, but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every Director at least five (5) calendar days before the first meeting held in pursuance thereof.

SECTION 3. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman, the President, a Vice Chairman or by any three (3) of the Directors then in office.

Notice of the day, hour and place of holding of each special meeting shall be given (i) by mailing the same at least four (4) calendar days before the meeting; or (ii) by causing the same to be transmitted by telecopier, telegraph or cable (A) at least twenty-four (24) hours before the meeting; or (B) in the case of a meeting held in accordance with Section 7 of this Article II, at least six (6) hours before the meeting, in each case to each Director. Unless otherwise indicated in the notice thereof, any and all business other than an amendment of these By-Laws may be transacted at any special meeting, and an amendment of these By-Laws may be acted upon if the notice of the meeting shall have stated that the amendment of these By-Laws is one of the purposes of the meeting. At any meeting at which every Director shall be present, even though without any notice, any business may be transacted, including the amendment of these By-Laws.

SECTION 4. Quorum. A majority of the members of the Board of Directors in office (but in no case less than two (2) Directors) shall constitute a quorum for the transaction of business, and, except as otherwise provided in the Amended and Restated Certificate of Incorporation, the vote of the majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

SECTION 5. Organization. The Chairman shall act as chairman and preside at all meetings of the Board of Directors. In the absence of the Chairman, the President or, in his or her absence, any Vice Chairman or Vice President shall act as chairman of the meeting. The Secretary of the Corporation shall act as secretary of all meetings of the Directors, but, in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 6. Committees. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

SECTION 7. Conference Telephone Meetings. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or by these By-Laws, the members of the Board of Directors or any committee designated by the Board may participate in a meeting of the

Board or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 8. Consent of Directors or Committee in Lieu of Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or by these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

SECTION 9. Compensation. For their services as Directors or as members of committees, every Director shall receive such compensation, attendance fees and other allowances as determined by resolution of the Board.

ARTICLE III

Officers

SECTION 1. Officers. The officers of the Corporation shall be a Chairman, a President, one or more Vice Presidents, a Secretary, a Treasurer and a Controller, and such additional officers, if any, as shall be elected by the Board of Directors pursuant to the provisions of Section 2 of this Article III. A chief executive officer shall be designated by the Board from among the officers. The Chairman, the President, one or more Vice Presidents, the Secretary, the Treasurer and the Controller shall be elected by the Board of Directors at its first meeting after each annual meeting of the stockholders. The failure to hold such election shall not of itself terminate the term of office of any officer. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any number of offices may be held by the same person.

All officers shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any vacancy caused by the death of any officer, his or her resignation, his or her removal, or otherwise, may be filled by the Board of Directors, and any officer so elected shall hold office at the pleasure of the Board of Directors.

The officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors, the Chairman, the President or a Vice Chairman or as shall be confirmed or required by law or these By-Laws or as shall be incidental to the office.

SECTION 2. Additional Officers. The Board of Directors may from time to time elect such other officers (who may but need not be Directors), including Vice Chairmen, Assistant Treasurers, Assistant Secretaries and Assistant Controllers, as the Board may deem advisable, and such officers shall have such authority and shall perform such duties as may from time to time be assigned to them by the Board of Directors, the Chairman, the President or a Vice Chairman or as shall be conferred or required by law or these By-Laws or as shall be incidental to the office.

ARTICLE IV

Stock, Seal and Fiscal Year

SECTION 1. Transfer of Shares. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the record holder thereof, in person or by such holder’s attorney duly authorized in writing, upon surrender and cancellation of certificates for the number of shares of stock to be transferred, except as otherwise required by law.

SECTION 2. Regulations. The Board of Directors, the Chairman, the President, a Vice Chairman or the Secretary shall have power and authority to make such rules and regulations as it or such officer may deem expedient concerning the issue, transfer, registration or replacement of certificates for shares of stock of the Corporation.

SECTION 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) calendar days nor less than ten (10) calendar days before the date of such meeting, nor more than sixty (60) calendar days prior to any other action.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 4. Dividends. Subject to the provisions of the Amended and Restated Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

Subject to the provisions of the Amended and Restated Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

SECTION 5. Corporate Seal. The Corporation shall have a suitable seal, containing the name of the Corporation. The Secretary shall have custody of the seal, but he or she may authorize others to keep and use a duplicate seal.

SECTION 6. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

ARTICLE V

Miscellaneous Provisions

SECTION 1. Waivers of Notice. Whenever any notice whatever is required to be given by law, by the Amended and Restated Certificate of Incorporation or by these By-Laws to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 2. Indemnification of Employees. Each person who is or was an employee of the Corporation, and each such person who is or was serving at the written request of the Corporation as an employee of another corporation, or of a partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators and estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect.